Exhibit 16.1

December 1, 2006

Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549

Re:	Big Cat Energy Corporation
EIN: 61-1500382

Commissioners:

We were previously the principal accountants for Big Cat Energy Corporation, and we reported on the financial statements of Big Cat Energy Corporation as of April 30, 2006 and 2005, and for the two years then ended. We have not provided any audit services to Big Cat Energy Corporation since the audit of the April 30, 2006 financial statements.

We understand that Big Cat Energy Corporation is moving into the Oil and Gas Industry, which is an industry that our firm does not service. Accordingly, on December 1, 2006, we resigned as the principal accountants for Big Cat Energy Corporation. We have read Big Cat Energy Corporation's statements, which we understand will be filed with the Commission pursuant to Item 4 of Form 8-K. We agree with the statements concerning our Firm in Item 4 of the Form 8-K. We have no basis on which to agree or disagree with other statements made in the Form 8-K.

Very truly yours,

/s/ CORDOVANO AND HONECK LLP
Cordovano and Honeck LLP